Exhibit 99.1

Brooke Corporation Subsidiaries Agree to Ownership Transfer of Brooke Savings Bank

OVERLAND PARK, Kan. and TOPEKA, Kan., Feb. 14 /PRNewswire-FirstCall/ -- First American Capital Corporation, a 55 percent-owned subsidiary of Brooke Corporation (Nasdaq: BXXX) and Brooke Brokerage Corporation, a wholly owned subsidiary of Brooke Corporation, announced today that they have entered into a definitive agreement by which First American Capital Corporation will acquire all of the outstanding capital stock of Brooke Savings Bank from Brooke Brokerage Corporation in exchange for 6,047,904 shares of First American Capital Stock with a value of approximately $10.1 million. Consummation of the transaction is subject to regulatory approvals and other closing conditions, and is expected within 12 months.

The agreed upon purchase price of approximately $10.1 million is the price paid by Brooke Brokerage Corporation to acquire Brooke Savings Bank from Kansas City Life Insurance Company on Jan. 8, 2007. Furthermore, the number of shares of First American Capital Corporation to be issued in payment of the purchase price is based on a price per share of $1.67, the approximate price per share recently paid by Brooke Corporation in cash and other consideration to acquire 55 percent of the outstanding shares of First American Capital Corporation in a two-step transaction completed in December 2006 and January 2007. Based on current outstanding shares of First American Capital Corporation common stock, the proposed transaction would result in an increase in Brooke Corporation’s combined direct and indirect ownership of First American Capital from 55 percent to approximately 72 percent. The transaction would also reduce Brooke Corporation’s indirect ownership of Brooke Savings Bank from 100 percent to approximately 72 percent.

Robert D. Orr, chairman and chief executive officer of Brooke Corporation, and chairman of the board, president and chief executive officer of First American Capital Corporation, said, “There are several compelling business reasons for First American’s acquisition of Brooke Savings Bank. As I noted when announcing Brooke Corporation’s recent purchase of stock in First American Capital Corporation, we believe that the sale of life insurance by First American’s life insurance company is a good fit with the sale of banking services offered by Brooke Savings Bank. Furthermore, First American Capital’s large stockholder base of Kansas residents provides a promising market for banking services.”

Orr also stated, “If the proposed transaction is consummated, First American Capital Corporation will be the direct parent company of Brooke Savings Bank, a federal savings bank, and First Life America Corp., a life insurance company. First American Capital will be focused exclusively on providing the capital required by its regulated subsidiaries and, as a public company, is better positioned to access capital markets.”

Orr noted that no changes in Brooke Savings Bank’s management, board of directors, operations or business plans are expected to result from this transaction. The transaction is expected to have minimal impact on the earnings and operations of Brooke Corporation during the first year after its completion. However, the transaction is expected to have a more significant impact on the earnings and operations of First American Capital Corporation because First American Capital Corporation is smaller than Brooke Corporation. Brooke Corporation’s recent investments in a life insurance company and federal savings bank are part of Brooke’s strategy to invest in suppliers that sell services to independent insurance agents, including Brooke franchisees.

About Brooke Corporation ... Brooke Corporation is listed on the Nasdaq Global Market under the symbol “BXXX”. Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 700 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country’s No. 37 top franchise opportunity by Entrepreneur magazine (2007). For more information, visit http://www.brookeagent.com .

About First American Capital Corporation ... First American Capital Corporation is a Topeka, Kansas based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest and First Life Brokerage, Inc., which brokers life, health, disability and annuity products underwritten by First Life America and other insurance companies, as well as loans primarily for general insurance agencies specializing in hard-to-place insurance sales and funeral homes.

This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainties that all regulatory approvals will be obtained, that all closing conditions will be met, that the closing of the transaction will occur, and that any closing will occur when expected, the uncertainty that plans relating to First American Capital Corporation’s acquisition of Brooke Savings Bank will be successfully implemented, the uncertainty as to the effect of the potential transaction on the earnings and operations of First American Capital Corporation, Brooke Brokerage Corporation, Brooke Savings Bank or Brooke Corporation; the uncertainty that First American Capital Corporation, Brooke Brokerage Corporation, Brooke Savings Bank or Brooke Corporation will achieve short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the products and services of Brooke Savings Bank, First American Capital Corporation, Brooke Brokerage Corporation or other subsidiaries of Brooke Corporation, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability of the parties to the transaction to meet product demand, the availability of capital and funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation and First American Capital Corporation, respectively, with the Securities and Exchange Commission. A more complete description of the businesses of Brooke Corporation and First American Capital Corporation is provided in their most recent annual, quarterly and current reports, which are available from them without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation; First American Capital Corporation
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          /CONTACT: Anita Larson of Brooke Corporation, larsa@brookecorp.com , +1-913-661-0123/
          /Web site:  http://www.brookeagent.com /
          (BXXX)